Exhibit 99.1

CSP Inc. REPORTS FISCAL FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS;

Increased DIRECT Sales Capabilities for ARIA Software-defined Security (SDS) solution Position Company for Growth in Fiscal 2020

LOWELL, Mass., December 10, 2019 –CSPi (NASDAQ: CSPI), a provider of security and packet capture products, managed IT and professional services and technology solutions, reported revenue growth of 12.8% and 8.4% for the fiscal fourth quarter and fiscal 2019 full year ended September 30, 2019, respectively.

The Company also announced that its board of directors has voted to pay a quarterly dividend of $0.15 per share to shareholders of record on December 31, 2019, payable on January 15, 2020.

“We had a solid year end and I believe our goal to transform CSPi to a cybersecurity and wireless managed services company is coming to fruition and we are well-positioned to achieve our near and long-term objectives,” commented Victor Dellovo, Chief Executive Officer.  “I am pleased with the initial roll-out of our ARIA™ Software-defined Security (SDS) solution and we are highly encouraged by the customer feedback.  Their positive experience validates CSPi’s vision and our efforts to increase the direct sales capabilities for ARIA will allow us to maintain this momentum.  Additionally, I believe the recent acknowledgement from CyberDefense Magazine, the premier source of IT security information, will create new revenue opportunities as in-bound requests have increased. We entered fiscal 2020 with a strong tailwind and this success gives me greater confidence that we will continue to execute our goals to further develop applications and enhance the performance of ARIA to drive customer adoption.  I also believe we are in a much stronger position today to deliver significant revenue growth and increased profitability, not only this year, but in the years to come.”

Fiscal 2019 Fourth Quarter Results

Revenue for the fiscal fourth quarter increased to $22.2 million from $19.6 million a year ago. Gross profit for the fiscal fourth quarter of 2019 was $5.1 million, or 23% of sales, compared with $4.8 million, or 24.7% of sales in the year-ago fiscal fourth quarter. Net loss for the fourth quarter of fiscal 2019 was $334 thousand, or $0.08 per diluted share, compared with net income of $16.2 million, or $3.95 per diluted share for the fourth quarter of fiscal 2018.  The year-ago net income included a gain on sale of discontinued operations, related to the Germany sale, of $16.8 million. Excluding the gain, the Company’s continuing operations would have reported a net loss of $0.7 million, or $0.18 per share.

Fiscal 2019 Full Year Results

Revenue for the fiscal year ended September 30, 2019 increased 8.4% to $79.1 million compared to revenue of $72.9 million in fiscal year 2018. Gross profit for fiscal year 2019 was $18 million, or 22.8% of sales, compared with $18.4 million, or 25.2% of sales in 2018. Net loss for the twelve months ended September 30, 2019 was $371 thousand, or $0.09 per share, compared with net income of $14.4 million, or $3.55 per diluted share for fiscal 2018, which includes the gain on sale of the Company’s German operations.  Excluding the gain, the Company’s continuing operations would have reported a net loss of $2 million, or $0.52 per share.

At September 30, 2019, the Company had cash and cash equivalents of $18.1 million.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) on December 10, 2019 to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com.  Individuals may also listen to the call via telephone, by dialing 866-342-8591 or 203-518-9713.  For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology as a means to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise-wide. Our ARIA Software

Exhibit 99.1

Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, “position Company for growth in fiscal 2020”, “will create new revenue opportunities as in-bound requests have increased”, and “we are in a much stronger position today to deliver significant revenue growth and increased profitability, not only this year, but in the years to come”.  The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Contact:

Gary Levine

Chief Financial Officer

CSPi

Tel: 978.954.5040

Fax: 978.616.9065

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
AUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

,868

	September 30, 2019	September 30, 2018
Assets
Current assets:
Cash and short-term investments	$18,099	$25,107
Accounts receivable, net	15,114	13,146
Inventories	7,818	7,558
Other current assets	5,503	2,604
Total current assets	46,534	48,415
Property, equipment and improvements, net	1,273	847
Other assets	11,562	6,013
Total assets	$59,369	$55,275

Liabilities and Shareholders’ Equity
Current liabilities	$20,027	$14,061
Pension and retirement plans	6,904	6,168
Non-current liabilities	2,010	1,244
Shareholders’ equity	30,428	33,802
Total liabilities and shareholders’ equity	$59,369	$55,275

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
AUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Twelve months ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
Sales:
Product	$18,627	$15,863	$66,017	$59,661
Services	3,534	3,775	13,044	13,255
Total sales	22,161	19,638	79,061	72,916

Cost of sales:
Product	15,846	13,527	55,836	50,000
Services	1,223	1,270	5,199	4,517
Total cost of sales	17,069	14,797	61,035	54,517

Gross profit	5,092	4,841	18,026	18,399

Operating expenses:
Engineering and development	691	925	2,800	3,277
Selling, general and administrative	4,616	5,041	16,052	16,723
Total operating expenses	5,307	5,966	18,852	20,000

Operating loss	(215)	(1,125)	(826)	(1,601)

Other income, net	276	82	384	495
Net income (loss) before income taxes and discontinued operations	61	(1,043)	(442)	(1,106)
Income tax expense (benefit)	395	(343)	(71)	882
Net loss from continuing operations	(334)	(700)	(371)	(1,988)
Discontinued operations:
Gain from sale of discontinued operations	—	16,838	—	16,838
Income (loss) from discontinued operations	—	93	—	(410)
Net income from discontinued operations	—	16,931	—	16,428
Net (loss) income	$(334)	$16,231	$(371)	$14,440
Net (loss) income attributable to common stockholders	$(334)	$15,596	$(371)	$13,842

Exhibit 99.1

Net loss from continuing operations per share – basic	$(0.08)	$(0.18)	$(0.09)	$(0.52)
Net income from discontinued operations per share - basic	$—	$4.39	$—	$4.30
Net (loss) income per share – basic	$(0.08)	$4.04	$(0.09)	$3.62
Weighted average shares outstanding – basic	4,063	3,857	3,924	3,822

Net loss from continuing operations per share – diluted	$(0.08)	$(0.18)	$(0.09)	$(0.52)
Net loss from discontinued operations per share - diluted	$—	$4.29	$—	$4.21
Net income (loss) per share – diluted	$(0.08)	$3.95	$(0.09)	$3.55
Weighted average shares outstanding – diluted	4,063	3,944	3,924	3,901